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                                                                     Exhibit 5.1


March 14, 2003                                                   OUR FILE NUMBER
                                                                     412,190-009

                                                            WRITER'S DIRECT DIAL
                                                                  (213) 430-6000

International Lease Finance Corporation
1999 Avenue of the Stars, 39th Floor
Los Angeles, California  90067

     RE: UP TO $2,000,000,000 AGGREGATE PRINCIPAL AMOUNT OF MEDIUM-TERM NOTES, SERIES O OF INTERNATIONAL LEASE FINANCE CORPORATION (THE "NOTES")

Ladies and Gentlemen:

     We have acted as your counsel in connection with the issuance and sale from time to time of the Notes. The Notes constitute a series of the Debt Securities registered on a Registration Statement on Form S-3 (File No. 333-100340), as amended by Amendment No. 1 to Form S-3 (the "Registration Statement"), filed by International Lease Finance Corporation (the "Company") under the Securities Act of 1933, as amended. The Notes are being issued under an Indenture, dated as of November 1, 2000 (the "Indenture"), between the Company and The Bank of New York, as Trustee, as amended.

     On the basis of our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion, subject to the assumptions and limitations set forth herein, that the Notes have been duly authorized by all necessary corporate action on the part of the Company and when the final terms of a particular Note and of its issuance and sale have been duly established in conformity with the Indenture, and when such Note has been duly executed, authenticated and issued in accordance with the provisions of the Indenture and upon payment for and delivery of the Notes in accordance with the terms of the Distribution Agreement, dated December 31, 2002, as amended through March 14, 2003, among the Company and Banc of America Securities LLC, Commerzbank Capital Markets Corp., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including, without limitation,
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March 14, 2003 - Page 2

fraudulent conveyance laws), and except that the enforceability of the Notes is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     We have, with your approval, assumed that the certificates for the Notes will conform to the forms thereof examined by us, that the signatures on all documents examined by us are genuine, that all items submitted as originals are authentic, and that all items submitted as copies conform to the originals, assumptions which we have not independently verified.

     We consent to the incorporation by reference of this opinion in the Company's Current Report on Form 8-K, event date March 14, 2003.

                                               Respectfully submitted,


                                                      /s/ O'Melveny & Myers LLP